Exhibit 10.7

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF AS OF JANUARY 12, 2011, BY AND AMONG MARATHON FUND LIMITED PARTNERSHIP V, THE “SUBORDINATED CREDITOR” THEREUNDER, AND BANK OF AMERICA, N.A., AS AGENT FOR THE SENIOR CREDITORS (AS DEFINED THEREIN) (IN SUCH CAPACITY, THE “SENIOR CREDITOR AGENT”), AND ACKNOWLEDGED AND AGREED TO BY PATRIOT HOLDING CORP., A MINNESOTA CORPORATION, TRANSPORT CORPORATION OF AMERICA, INC., A MINNESOTA CORPORATION, SOUTHERN CAL TRANSPORT, INC., AN ALABAMA CORPORATION, AND EACH OTHER LOAN PARTY (AS DEFINED THEREIN); AND EACH HOLDER OF THIS AGREEMENT, BY ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT.

SUBORDINATED NOTE PURCHASE AGREEMENT

by and between

MARATHON FUND LIMITED PARTNERSHIP V,

as Purchaser

and

PATRIOT HOLDING CORP.,
as Issuer

January 12, 2011

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF AS OF JANUARY 12, 2011 (AS AMENDED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”), BY AND AMONG MARATHON FUND LIMITED PARTNERSHIP V, THE “SUBORDINATED CREDITOR” THEREUNDER, AND BANK OF AMERICA, N.A., AS AGENT FOR THE SENIOR CREDITORS (AS DEFINED THEREIN) (IN SUCH CAPACITY, THE “SENIOR CREDITOR AGENT”), AND ACKNOWLEDGED AND AGREED TO BY PATRIOT HOLDING CORP., A MINNESOTA CORPORATION, TRANSPORT CORPORATION OF AMERICA, INC., A MINNESOTA CORPORATION, SOUTHERN CAL TRANSPORT, INC., AN ALABAMA CORPORATION, AND EACH OTHER LOAN PARTY (AS DEFINED THEREIN); AND EACH HOLDER OF THIS AGREEMENT, BY ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT.

SUBORDINATED NOTE PURCHASE AGREEMENT

THIS SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 12, 2011, by and between PATRIOT HOLDING CORP., a Minnesota corporation (“Issuer “) and Marathon Fund Limited Partnership V, a Delaware limited partnership, (“Purchaser”).

RECITALS

Issuer has requested that the Purchaser agree to purchase its $15,000,000 Subordinated Note, and the Purchaser is willing to do so upon the terms and conditions hereinafter set forth and as set forth in the other “Loan Documents” (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and Issuer hereby agree as set forth below.

ARTICLE I

DEFINITIONS

Section 1.1                                   Definitions.  In addition to the terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated (such meanings to be equally applicable to both the singular and plural forms of the terms identified):

“Account Debtors” shall have the meaning given to it in the Senior Credit Agreement.

“Acquisition” shall mean any transaction or series of transactions by which Issuer, either directly or through a Subsidiary, (a) acquires more than 50% of the capital stock, partnership interests, membership interests or equity of any Person, (b) acquires a substantial portion of the assets, a division, or a line of business of any Person, or (c) merges, consolidates or otherwise combines with another Person (other than a permitted Subsidiary).

“Affiliate” shall mean with respect to any Person, (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is regularly engaged in making, purchasing, holding or otherwise investing in commercial loans.  For the purpose of this definition of “Affiliate,” a Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Applicable Laws” shall mean all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders, judgments, licenses, permits and decrees of Governmental Authorities.

“Business Day” shall mean any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which banks are permitted to be open in Minneapolis, Minnesota, North Carolina and Illinois.

“Cash” shall have the meaning given to it in the Senior Credit Agreement.

“Cash Equivalents” shall have the meaning given to it in the Senior Credit Agreement.

“Change of Control” shall have the meaning given to it in the Senior Credit Agreement.

“Closing Date” shall mean the date of this Agreement, provided that all the conditions precedent to the obligation of Purchaser to consummate such transactions, as set forth in Article 2, have been, or, on such Closing Date, will be, satisfied or waived in writing by Purchaser.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all Treasury regulations, revenue rulings, revenue procedures or announcements issued thereunder.

“Control” or “Controls” shall mean (other than in the case of the definition of “Affiliate” above), in the context of “Control” over any corporation, partnership, limited liability company or other entity, the direct or indirect ownership (by any Person and its Affiliates which are under common control or ownership with such Person, as determined on an aggregate basis) of more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity; it being understood for purposes of this definition that any investment fund founded by or managed by or on behalf of Goldner Hawn Johnson & Morrison Incorporated and/or its Subsidiaries shall be deemed to be under common control or ownership with the Original Purchaser.

“Compliance Certificate” shall mean a certificate, substantially in the form attached hereto as Exhibit 4.2(c) hereto.

“Computation Period” shall have the meaning given to it in the Senior Credit Agreement.

“Constituent Documents” shall mean, with respect to any Person, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreements, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of Equity Interests of such Person or voting rights among such Person’s owners.

“Contingent Obligation” shall have the meaning given to it in the Senior Credit Agreement.

“Debt” shall have the meaning given to it in the Senior Credit Agreement.

“Default” shall mean any event which, with the giving of notice (whether such notice is required under this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Domestic Subsidiary” shall have the meaning given to it in the Senior Credit Agreement.

“Domestic Wholly-Owned Subsidiary” shall mean any wholly-owned direct or indirect Subsidiary (other than an Inactive Subsidiary) of any Loan Party (other than, except as otherwise expressly provided, Issuer) which is organized under the laws of any state in the United States of America, which shall become a Loan Party hereunder pursuant to Section 4.8.

“Eligible Included Rolling Stock” shall have the meaning given to it in the Senior Credit Agreement.

“Environmental Laws” shall mean all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA (as such terms are defined in the Senior Credit Agreement).

“Environmental Notice” shall mean a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” shall mean a release as defined in CERCLA (as such term is defined in the Senior Credit Agreement) or under any other Environmental Law.

“Equity Interest” shall mean the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, including, in each case, securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests).

“Equipment” shall have the meaning given to it in the Senior Credit Agreement.

“Event of Default” shall have the meaning given to it in Article 8.

“Fiscal Year” shall mean the fiscal year of Issuer and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Foreign Plan” shall have the meaning given to it in the Senior Credit Agreement.

“Funded Debt” shall have the meaning given to it in the Senior Credit Agreement.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied, for the period or periods in question.

“Governmental Authority” shall mean any federal, state, local or foreign governmental or quasi-governmental instrumentality, agency, board, commission or department or any regulatory agency, bureau, commission or authority.

“Guarantors” shall mean each of the Domestic Wholly-Owned Subsidiaries of  Issuer which are parties to the Guaranty.

“Guaranty” shall mean that certain Unsecured Subordinated Guaranty dated concurrently herewith given by the Guarantors in favor of Purchaser.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” shall mean an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

“Inactive Subsidiary” shall mean, collectively, each Subsidiary of a Loan Party designated as an “Inactive Subsidiary” in writing by Issuer to Purchaser and which satisfies all requirements of an “Inactive Subsidiary” set forth in Section 5.13 and shall include as of the Closing Date (and thereafter for so long as such Persons shall continue to meet such requirements):  Transport International Express, Inc.

“Indemnified Parties” shall have the meaning given to it in Section 7.3.

“Intellectual Property” shall have the meaning given to it in the Senior Credit Agreement.

“Intellectual Property Claim” shall have the meaning given to it in the Senior Credit Agreement.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Equity Interest, by making any loan or advance, by assuming or becoming obligated with respect to a liability, Debt or Contingent Obligation in respect of obligations of such other Person (other than travel and similar advances to employees in the Ordinary Course of Business or trade accounts arising in the Ordinary Course of Business or entering into any Hedging Agreement).

“Issuer” shall have the meaning given to it in the opening paragraph hereof.

“Lease Pool Rolling Stock” shall have the meaning given to it in the Senior Credit Agreement.

“Leverage Ratio” shall have the meaning given to it in the Senior Credit Agreement.

“License” shall mean any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any use of Property or any other conduct of its business.

“Lien” shall mean any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Guaranty and all other instruments and documents executed and delivered in connection with the any of the foregoing documents.

“Loan Party” shall mean, collectively, Issuer and each of the Guarantors.

“Mandatory Prepayment Event” shall have the meaning given to it in Section 2.3.

“Margin Stock” shall have the meaning as defined in Regulation U of the Board of Governors of the Federal Reserve.

“Material Adverse Effect” (a) a material adverse change in, or a material adverse effect upon, the condition (financial or otherwise) business, assets, liabilities, properties or results of operations of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or the rights and remedies of Purchaser under any Loan Document.

“Material Contract” shall mean (i) the Related Agreements and (ii) any other agreement or arrangement to which Issuer or a Guarantor is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew would have or could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Debt in an aggregate amount of $2,000,000 or more.

“Maturity Date” shall mean January 12, 2016.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall have the meaning given to it in the Senior Credit Agreement.

“Note” shall have the meaning given to it in Section 2.1 hereof.

“Obligations” shall mean, collectively, all of Issuer’s indebtedness, liabilities and obligations arising under this Agreement and the Note, and any renewals, modifications and extensions thereof, including without limitation, the payment of all principal, interest, late charges, fees and other sums due and owing under this Agreement or any Note, in each case whether now existing or hereafter incurred and whether fixed, contingent, matured, unmatured, liquidated or unliquidated.

“Ordinary Course of Business” shall mean, with respect to any Person, the ordinary course of business of such Person, or a similarly situated business, consistent with applicable past practices, if any, and undertaken in good faith.

“Original Purchaser” shall mean, individually or collectively, Goldner Hawn Johnson & Morrison Incorporated and/or any one or more of the investment funds managed by, controlled by or under common control with, Goldner Hawn Johnson & Morrison Incorporated, including without limitation, Marathon Fund Limited Partnership V and any Affiliates thereof.

“Owner-Operator Program” shall have the meaning given to it in the Senior Credit Agreement.

“Pension Plan” shall have the meaning given to it in the Senior Credit Agreement.

“Permitted Acquisition” shall have the meaning given to it in the Senior Credit Agreement; provided that for purposes of this Agreement, the requisite Fixed Charge Coverage Ratio and the requisite Availability and Average Availability as set forth in clause (d) of the definition thereof in the Senior Credit Agreement shall be deemed to be .95:1.00 and $13,500,000, respectively, hereunder.

“Permitted Debt” shall have the meaning given to it in Section 5.1.

“Permitted Liens” shall have the meaning given to it in Section 5.2.

“Permitted Stock Transactions” shall mean any sale, transfer, or issuance of Equity Interests that is not prohibited by the documents evidencing the Senior Debt.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other legal entity.

“Plan” shall mean any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by a Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Prepayment Premium” shall have the meaning given to it in Section 2.5.

“Properly Contested” shall mean, with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or such Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Loan Party or its Affiliates; (e) no Lien is imposed on assets of such Loan Party, unless bonded and stayed to the reasonable satisfaction of Purchaser; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchaser” shall have the meaning given to it in the opening paragraph hereof.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, servitudes, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment and all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Related Agreements” shall have the meaning given to it in the Senior Credit Agreement.

“Royalty” shall mean all royalties, fees, expense reimbursements and other amounts payable by a Loan Party under a License.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Agent” shall mean Bank of America, N.A., as agent under the Senior Credit Agreement, and its permitted successors and assigns

“Senior Credit Agreement” shall mean that certain Loan, Security and Guaranty Agreement dated as of January 12, 2011, by and among, Issuer, TCA, SoCal, certain subsidiaries of TCA and SoCal, the financial institutions that are or may from time to time become parties thereto as “Lenders”, and Bank of America, N.A., as agent for the Lenders, as amended, restated or otherwise modified from time to time.

“Senior Credit Documents” shall mean the “Senior Loan Documents” as defined in the Subordination Agreement (Senior Lender).

“Senior Debt” shall mean the Senior Creditor Obligations as defined in the Subordination Agreement (Senior Lender).

“Senior Lenders” shall mean Bank of America, N.A. and such other financial institutions party to the Senior Credit Agreement from time to time (and shall include any such institution party thereto as an issuing or letter of credit bank).

“Senior Officer” shall mean, with respect to any Loan Party, the chairman of the board, president, chief executive officer, chief financial officer or treasurer of such Loan Party.

“SoCal” shall mean Southern Cal Transport, Inc. (f/k/a Saints Acquisition, Inc.).

“Solvent” shall mean, as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Subordination Agreement (Senior Lender)” shall mean that certain Subordination Agreement dated concurrently herewith by and between Marathon Fund Limited Partnership V, a Delaware limited partnership, together with its permitted successors and assigns, and the Senior Agent, and acknowledged and agreed to by the Issuer, and each of the Subsidiary Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Equity Interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Issuer.

“Subsidiary Loan Party” shall mean, collectively, the Loan Parties other than Issuer.

“Taxes” shall mean all future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCA” shall mean Transport Corporation of America, Inc., a Minnesota corporation.

“Trigger Condition” shall have the meaning given to it in the Senior Credit Agreement.

“Trigger Period” shall have the meaning given to it in the Senior Credit Agreement.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Wholly-Owned  Subsidiary” shall mean, as to any Person, a Subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.  Unless the context otherwise requires, each reference to a Wholly-Owned Subsidiary shall be a reference to a Wholly-Owned Subsidiary of Issuer.

Section 1.2                                   Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.  To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless Issuer and Purchaser agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3                                   Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4                                   Other Definitional Terms.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, Schedules, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”  All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by Purchaser or that are otherwise permitted by this Agreement, and shall survive any termination of such other agreements until the Obligations are paid in full.

ARTICLE II

TERMS OF NOTE PURCHASE

Section 2.1                                   Note Purchase.  Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, on the Closing Date, Issuer shall issue and sell to the Purchaser, and the Purchaser agrees to purchase Issuer’s Unsecured Subordinated Note substantially in the form attached hereto as Exhibit 2.1 (the “Note”) in the amount of $15,000,000.  The purchase price for the Note shall be the in the original principal amount of $15,000,000.  Issuer’s obligation to repay the purchase price for the Note shall be evidenced by the Note, and such obligation shall be repaid in accordance with the terms of the Note and this Agreement.

Section 2.2                                   Reserved.

Section 2.3                                   Mandatory Prepayments.  Subject to the Subordination Agreement (Senior Lender) and in no event prior to the Payment-in-Full (as such term is defined in the Subordination Agreement (Senior Lender)) of the Senior Debt, upon the earliest to occur of (i) the issuance of additional Debt or Equity Interests by Issuer or its Subsidiaries except for Permitted Stock Transactions and Permitted Debt, (ii) the closing of a sale or transfer (other than to another Loan Party), including by merger, of all or substantially all of Issuer’s business or assets, not in the ordinary course of business, (iii) final approval of a plan of liquidation of Issuer or any other similar document providing for the distribution of Issuer’s assets upon a complete liquidation of Issuer, or (iv) a Change of Control (each a “Mandatory Prepayment Event”), Issuer shall, except to the extent Purchaser otherwise notifies Issuer in writing, immediately repay the entire unpaid principal balance of each Note together with all other Obligations (including any Prepayment Premium arising from such prepayment).

Section 2.4                                   Optional Prepayments.  Subject to (x) the prior written consent of the Senior Agent and (y) the Subordination Agreement (Senior Lender), upon five (5) business days prior written notice to Purchaser, Issuer may elect to prepay to Purchaser, in whole or in part, the outstanding amounts of principal and any accrued and unpaid interest due on the Note; provided, however, that (a) the amount of any such prepayment shall be equal to or greater than Five Hundred Thousand Dollars ($500,000) (or the aggregate outstanding balance of the Note, if less), and (b) any such prepayment during the first two (2) years after the Closing Date shall be accompanied by a Prepayment Premium as set forth in Section 2.5.  It is hereby acknowledged that  the Subordination Agreement (Senior Lender) and the Senior Credit Agreement prohibit prepayment of the Note.

Section 2.5                                   Prepayment Premium.  Any prepayment of the Note for any reason whatsoever (including any prepayment following any acceleration of the Note) within the first two (2) years of the Closing Date shall be accompanied by a prepayment premium calculated pursuant to the following schedule (the “Prepayment Premium”):

Prepayment prior to the first anniversary of the Closing Date:	Premium equal to 5% of the principal amount prepaid.
Prepayment prior to the second anniversary of the Closing Date (but on or after the first anniversary of the Closing Date):	Premium equal to 3% of the principal amount prepaid.

Thereafter, no Prepayment Premium will be assessed and, upon five (5) business days’ written notice to Purchaser, Issuer may elect to prepay, in whole or in part, without any premium or penalty, but subject to the $500,000 required minimum payment (except for the final payment), the outstanding balance due under the Note as well as all of the other monetary Obligations that are payable.

Section 2.6                                   Payments May Not Be Reborrowed; Payments to Purchaser.  Any payments or prepayments upon the Note or the other Obligations may not be reborrowed.  Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under this Agreement payable to Purchaser shall be made without setoff or counterclaim in immediately available funds not later than 2:00 P.M. (Minneapolis time) on the dates called for under this Agreement and the Note.  Funds received after such time shall be deemed to have been received on the next Business Day.  All payments or prepayments of principal, interest and fees upon the Note and upon any other Obligations shall be paid to Purchaser at its main office in Minneapolis, Minnesota, or such other office in the United States as Purchaser may designate in writing to Issuer.  Whenever any payment to be made hereunder or on the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

Section 2.7                                   Reserved.

Section 2.8                                   Conditions Precedent to the Purchaser’s Obligations.  The obligation of the Purchaser to purchase the Note is subject to the satisfaction of the following conditions precedent (unless waived in writing by Purchaser in writing prior to the Closing Date):

(a)         Deliveries.  Purchaser shall have received each of the following items:

(i)                                     this Agreement, duly executed by the parties hereto;

(ii)                                  the Note, duly executed by Issuer;

(iii)                               the Guaranty, duly executed by the Guarantors;

(iv)                              the Subordination Agreement (Senior Lender) duly executed by Marathon Fund Limited Partnership V, a Delaware limited partnership, and Bank of America, N.A., as administrative agent, and acknowledged and agreed to by Issuer and each of the Subsidiary Loan Parties party thereto; and

(v)                                 payment of all fees, expenses and other obligations of Issuer which are then due pursuant to Article 7 hereof.

(b)         Material Adverse Change.  There shall have occurred no Material Adverse Change.

(c)          Senior Debt Documents.  Purchaser shall have received evidence to its reasonable satisfaction that, upon the purchase of the Note, Issuer and its Subsidiaries shall have entered into documents evidencing the Senior Debt in form and substance reasonably acceptable to Purchaser.

(d)         No Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date.

Section 2.9                                   Subordination.  PAYMENT OF ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT AND THE NOTE IS SUBORDINATED TO THE “PAYMENT-IN-FULL” OF ALL SENIOR DEBT PURSUANT TO AND AS SUCH TERM IS ARE DEFINED IN THE SUBORDINATION AGREEMENT (SENIOR LENDER).  ALL OF THE LOAN PARTIES OBLIGATIONS AND ALL RIGHTS, REMEDIES AND OBLIGATIONS OF THE PURCHASER ARE SUBJECT TO THE SUBORDINATION AGREEMENT (SENIOR LENDER).

ARTICLE III

Section 3.1                                   Organization and Qualification.  Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Loan Party is duly qualified, authorized to do business and in good standing as a foreign corporation, limited liability company or other entity in each jurisdiction where failure to be so qualified would have or could reasonably be expected to have a Material Adverse Effect.

Section 3.2                                   Power and Authority.  Each Loan Party is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents, and the borrowings by Issuer, have been duly authorized by all necessary action, and do not and will not (a) require any consent or approval of any holders of Equity Interests of any Loan Party, other than those already obtained; (b) contravene the Constituent Documents of any Loan Party; (c) violate or cause a default under any Applicable Law or Material Contract that could reasonably be expected to have a Material Adverse Effect; (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Loan Party; (e) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect); or (f) conflict with any judgment, order or decree, which is binding on Issuer, any Guarantor or any of their respective properties.

Section 3.3                                   Enforceability.  This Agreement and the Note are legal, valid and binding obligations of Issuer, and the Guaranty is a legal, valid and binding obligation of each Guarantor, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

Section 3.4                                   Title to Properties; Priority of Liens.  Each Loan Party has good and marketable title to (or valid leasehold interests in) all of its Real Property, and good title to all of its personal Property of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), including all Property reflected in any financial statements delivered to Purchaser, in each case free of Liens except Permitted Liens.  Each Loan Party has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.

Section 3.5                                   Solvency.  On the Closing Date, both before and immediately after giving effect to the transactions contemplated hereby and by the other Loan Documents, by the Senior Credit Documents and by the Related Agreements, each Loan Party, individually, is Solvent and it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature.

ARTICLE IV
AFFIRMATIVE COVENANTS

Until the Note and all of the other Obligations have been paid in full, in each case unless Purchaser shall otherwise consent in writing, Issuer agrees to the following:

Section 4.1                                   Inspections; Appraisals.

(a)                                 Issuer will, and will cause each of the Subsidiary Loan Parties to, permit Purchaser or any representative thereof to inspect the properties and operations of such Person at any reasonable time and with reasonable notice (or at any time without notice if a Default or Event of Default exists or if Purchaser reasonably believes that a fraud has occurred); and permit, at any reasonable time and with reasonable notice (or at any time without notice if a Default or Event of Default exists or if Purchaser reasonably believes that a fraud has occurred), Purchaser or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Issuer hereby authorizes its independent auditors to discuss such financial matters with Purchaser or any representative thereof), and to examine (and, at the expense of Issuer), photocopy extracts from any of its books or other records.

(b)                                 Issuer acknowledges that all inspections, appraisals and reports are prepared by Purchaser for its purposes, and Issuer nor any other Loan Party shall be entitled to rely upon them.

(c)                                  All such inspections or audits by Purchaser shall be at Purchaser’s (for so long as the Original Purchaser Controls the Issuer, and thereafter at Issuer’s) expense (including the reasonable fees and expenses of its representatives and/or agents); provided that, other than with respect to inspections and audits conducted at any time a Default or Event of Default exists, Issuer shall not be required to reimburse Purchaser for inspections or audits of any individual Loan Party more frequently than twice each Fiscal Year; it being acknowledged that a single inspection or audit may entail visits to the multiple locations of books, records and assets of Loan Parties.

Section 4.2                                   Financial and Other Information.  Issuer will, and will cause each of the Subsidiary Loan Parties to, keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions and make available to Purchaser upon request (it being acknowledged that so long as Original Purchaser continues to Control the Issuer, all of the following shall be deemed satisfied without any action on the part of the Issuer or the Loan Parties):

(a)                                 as soon as available, and in any event within 120 days after the close of each Fiscal Year, a copy of the annual audit report of Issuer and its Subsidiaries for such Fiscal Year, including therein consolidated and consolidating balance sheets of Issuer and its Subsidiaries as at the end of such Fiscal Year and consolidated and consolidating statements of earnings, cash flows and retained earnings of Issuer and its Subsidiaries for such Fiscal Year, in each case, prepared in accordance with GAAP, consistently applied, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by Issuer and reasonably acceptable to Purchaser, together with (x) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that Issuer was not in compliance with any provision of Section 5.1, Section 5.3 or Article 6 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that Issuer was not in compliance with any such provision, describing such non-compliance in reasonable detail and (y) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year;

(b)                                 as soon as available, and in any event within 60 days after the end of each month, unaudited consolidated and consolidating balance sheets of Issuer and its Subsidiaries as at the end of such month and unaudited consolidated and consolidating statements of earnings, cash flows and retained earnings for such month and, in each case, for the periods beginning with the first day of such Fiscal Year and the relevant Fiscal Quarter and ending on the last day of such month, in each case, prepared in accordance with GAAP (other than with respect to the absence of footnotes and subject to year-end adjustments), consistently applied, and certified by the Treasurer of Issuer as fairly presenting the financial condition of Issuer and its Subsidiaries as at the date and for the periods covered, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the Treasurer of Issuer;

(c)                                  concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if reasonably requested by Purchaser while a Default or Event of Default exists, (i) a Compliance Certificate executed by the Treasurer of Issuer, with appropriate insertions, dated the date of such annual report or such monthly statements, containing, among other things, if required pursuant to the terms hereof, a computation of each of the financial ratios and restrictions set forth in Article 6 and to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing which has not previously been disclosed to Purchaser in writing (including a description of the event and the steps to be taken with respect thereto) or, if there is any such event, describing it and the steps, if any, taken or being taken to cure it and (ii) a written statement of Issuer’s management setting forth a discussion of the financial condition of Issuer and its Subsidiaries, changes in financial condition and/or results of operations;

(d)                                 concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Issuer by its accountants in connection with such financial statements;

(e)                                  as soon as practicable, and in any event not later than 90 days after the commencement of each Fiscal Year (commencing with Fiscal Year 2011), financial projections for Issuer and its Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by Issuer to Purchaser prior to the Closing Date or otherwise in a manner reasonably satisfactory to Purchaser, accompanied by a certificate of the Treasurer of Issuer to the effect that (x) such projections were prepared by Issuer and its Subsidiaries in good faith, (y) Issuer and its Subsidiaries have a reasonable basis for the assumptions contained in such projections and (z) such projections have been prepared in accordance with such assumptions;

(f)                                   promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Loan Party has made generally available to its shareholders, other than as previously or contemporaneously provided to Purchaser; copies of any regular, periodic and special reports or registration statements (other than on Form S-8) or prospectuses that any Loan Party files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Loan Party to the public concerning material changes to or developments in the business of such Loan Party;

(g)                                  promptly after the sending or filing thereof, copies of any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each Pension Plan, any Foreign Plan that is required by Applicable Laws to be funded; promptly upon receipt, copies of any notice, demand, inquiry or subpoena received in connection with any Plan from a Governmental Authority (other than routine inquiries in the course of application for a favorable IRS determination letter) and, at Purchaser’s request, copies of any annual report required to be filed with a Governmental Authority in connection with any other Plan or Foreign Plan;

(h)                                 such other reports and information (financial or otherwise) as Purchaser may reasonably request from time to time in connection with any Loan Party’s financial condition or business; and

(i)                                     as promptly as practicable (but in any event not later than 130 days) after the occurrence of any material default or material breach by a Loan Party under the Related Agreements or any senior officer of a Loan Party becomes aware of the occurrence of any material default or material breach by any other party to the Related Agreements, or a Loan Party providing notice of, or the receipt by a Loan Party of any notice of, or of any condition or event which has resulted in, or could reasonably be expected to result in, a material indemnity claim under the Related Agreements by any party thereto, a certificate signed by the Treasurer of Issuer specifying in reasonable detail the nature and period of existence thereof, what action Loan Parties have taken, are taking or propose to take with respect thereto.

Section 4.3                                   Notices. Issuer will, and will cause each of the Subsidiary Loan Parties to, notify Purchaser in writing, promptly after it obtains knowledge thereof, of any of the following that affects such Person (it being acknowledged that so long as Original Purchaser continues to Control the Issuer, all of the following shall be deemed satisfied without any action on the part of the Issuer or the Loan Parties):

(a)                                 the threat or commencement of any proceeding or investigation against such Person not previously disclosed by any Loan Party to Purchaser or to which any of the properties of such Person is subject, whether or not covered by insurance, if an adverse determination could cause a Material Adverse Change, in any case, to the extent not fully covered (subject to deductibles and self-insurance retentions as Purchaser shall have approved) by insurance or with respect to which the relevant insurance carrier has denied or asserted a denial of coverage therefor;

(b)                                 any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract;

(c)                                  any material default under or termination of a Material Contract;

(d)                                 the existence of any Default or Event of Default;

(e)                                  any judgment in an amount exceeding $500,000;

(f)                                   the assertion of any Intellectual Property Claim, if an adverse resolution would have or could reasonably be expected to have a Material Adverse Effect;

(g)                                  any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect;

(h)                                 any Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan Party; or receipt of any Environmental Notice which, in any case, could reasonably be expected to result in a liability to a Loan Party in excess of $500,000;

(i)                                     the occurrence of any ERISA Event;

(j)                                    the discharge of or any withdrawal or resignation by any of the Loan Parties’ independent accountants;

(k)                                 any opening of a new office or place of business, at least 30 days prior to such opening; and

(l)                                     any cancellation, material change or any increase in the deductible in any insurance policy or coverage maintained by any Loan Party.

Section 4.4                                   Compliance with Laws.  Issuer will, and will cause each of the Subsidiary Loan Parties to, comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain would not result in, or could not reasonably be expected to have a Material Adverse Effect in aggregate when combined with all other such liabilities at any time outstanding.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Loan Party, it shall act promptly and diligently to investigate and report to Purchaser and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

Section 4.5                                   Taxes.  Issuer will, and will cause each of the Subsidiary Loan Parties to pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.  Timely and correctly file all federal and other material tax returns required to be filed by it, withhold, collect and remit all Taxes that it is required to collect, withhold or remit, except to the extent the same are being Properly Contested.

Section 4.6                                   Insurance.  Issuer will, and will cause each of the Subsidiary Loan Parties to, maintain insurance with financially sound and reputable insurance companies which are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Issuer or such Subsidiary Loan Party operates.

Section 4.7                                   Licenses.  Issuer will, and will cause each of the Subsidiary Loan Parties to, keep each License affecting any material Property of such Loan Party in full force and effect; promptly notify Purchaser of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Purchaser of any default or breach asserted by any Person to have occurred under any License.

Section 4.8                                   Future Subsidiaries.  If, after the Closing Date, Issuer creates or acquires, either directly or indirectly, any Subsidiary it will, within 30 days after such creation or acquisition thereof, cause such Subsidiary to become a Guarantor and a party to the Subordination Agreement (Senior Lender); provided that such Subsidiary may become a Guarantor hereunder only if it is a Domestic Wholly-Owned Subsidiary and only with the prior written approval of Purchaser.

Section 4.9                                   Maintenance of Existence, etc..  Issuer will, and will cause each of the Subsidiary Loan Parties to, maintain and preserve, and (subject to Section 5.8) cause each of its

Subsidiaries to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing would not have or could not reasonably be expected to have a Material Adverse Effect).

Section 4.10                            Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Issuer or any of its Subsidiaries, Issuer shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, Issuer shall, and shall cause each of its Subsidiaries to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of Issuer or its Subsidiaries of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, Issuer shall, and shall cause each of its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in material compliance with Environmental Laws.

ARTICLE V

NEGATIVE COVENANTS

Until the Note and all of the other Obligations have been paid in full, unless Purchaser shall otherwise consent in writing, Issuer agrees to the following:

Section 5.1                                   Debt.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to, incur any Debt, or incur any obligation to pay management, consulting or similar fees, other than the following (the “Permitted Debt”):  (a) the Obligations and (b) any Debt permitted under the Senior Credit Agreement; provided that with respect to each dollar limitation with regard to such Debt permitted pursuant to the Senior Credit Agreement, such dollar limitations for purposes of this Agreement shall be deemed to be 10% higher than those set forth in the Senior Credit Agreement (and as the Senior Credit Agreement is amended from time to time).

Section 5.2                                   Liens.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), other than Liens permitted under the Senior Credit Agreement (the “Permitted Liens”); provided that with respect to each dollar limitation with regard to such Liens permitted pursuant to the Senior Credit Agreement, such dollar limitations for purposes of this Agreement shall be deemed to be 10% higher than those set forth in the Senior Credit Agreement (and as the Senior Credit Agreement is amended from time to time).

Section 5.3                                   Mergers, Consolidations, Sales and Other Transactions Outside the Ordinary Course of Business.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to:

(a)                                 sell, transfer, convey, lease or otherwise dispose of any of its assets or Equity Interests (including the sale of Equity Interests of any Subsidiary) except for:

(i)                                     sales or other transfers permitted under clause (f) of this Section 5.3 or sales or transfers of assets from any Subsidiary Loan Party to any other Subsidiary Loan Party;

(ii)                                  sales of obsolete and unusable Equipment (other than Eligible Included Rolling Stock) in the Ordinary Course of Business, consistent with past practices;

(iii)                               sales of Eligible Included Rolling Stock for at least fair market value so long as:

(1)                                 no “Default” or “Event of Default” exists or would result therefrom under the Senior Credit Agreement,

(2)                                 the Net Cash Proceeds for such sale shall be at least equal to the book value of such asset;

(3)                                 the Net Cash Proceeds are applied in accordance with Section 5.2.5(a) of the Senior Credit Agreement; and

(4)                                 after giving effect to such sale and the application of the proceeds thereof, no “Overadvance” (as defined under the Senior Credit Agreement) shall exist or would result therefrom;

(iv)                              subject to the limitations in Section 5.9, any sale or sales of Lease Pool Rolling Stock pursuant to and in accordance with the Owner-Operator Program;

(v)                                 sale of Equipment (other than Eligible Included Rolling Stock) for at least fair market value (as determined by the board of directors of the applicable Loan Party) so long as:

(1)                                 no “Default” or “Event of Default” exists or would result therefrom under the Senior Credit Agreement,

(2)                                 all consideration is payable in cash at the closing of such sale,

(3)                                 the Net Cash Proceeds are applied in accordance with Section 5.2.5(b) of the Senior Credit Agreement, and

(4)                                 the fair market value of all such assets sold in any Fiscal Year does not exceed $5,500,000 in aggregate;

(vi)                              in the case of its Equity Interests, as permitted pursuant to Section 5.8 or clause (f) of this Section 5.3, and sales or dispositions of a nominal number of shares of Equity Interests of any Subsidiary which is a non-Domestic Subsidiary in order to qualify members of the governing body of such non-Domestic Subsidiary if required by applicable law; and

(vii)                           sales of Real Property, so long as:

(1)                                 no “Default” or “Event of Default” exists or would result therefrom under the Senior Credit Agreement,

(2)                                 the sales price therefor is equal to or greater than the fair market value thereof,

(3)                                 all sales consideration is payable in cash at the closing of such sale, and

(4)                                 the are applied in accordance with Section 5.2.5(b) of the Senior Credit Agreement;;

(viii)                        to the extent no Default or Event of Default then exists or would result therefrom, charitable contributions made in the Ordinary Course of Business and not exceeding $110,000, in the aggregate, in any Fiscal Year;

(ix)                              dispositions of Cash Equivalents for other Cash Equivalents or cash, in each case, of equivalent value;

(x)                                 dispositions, including abandonment, of non-material Intellectual Property in the Ordinary Course of Business; and

(xi)                              dispositions of cash or assets as Investments in any joint ventures or Subsidiaries which are non-Wholly-Owned Subsidiaries to the extent permitted pursuant to Section 5.9;

(b)                                 sell or assign with or without recourse any receivables;

(c)                                  prepay any Debt (other than as permitted under the Senior Credit Agreement; provided that for purposes of this Agreement, the required Fixed Charge Coverage Ratio and the required Availability and Average Availability that must be satisfied to permit Debt prepayments under the Senior Credit Agreement, shall be deemed to 1.10 :1.00 and $13,500,000, respectively, hereunder).

(d)                                 except as permitted under the Senior Credit Agreement, enter into any transaction whereby such Loan Party leases any Property previously owned and sold by any other Loan Party;

(e)                                  except as expressly otherwise permitted under the Senior Credit Agreement, engage in any business or transaction not reasonably related or complementary to its current line of business; or

(f)                                   be a party to any merger or consolidation or, except as otherwise permitted pursuant to this Section, Section 5.9(a) or (f), purchase or otherwise acquire the assets or the Equity Interests of any class of any other Person; except for:

(i)                                     mergers or consolidations permitted under the Senior Credit Agreement; or

(ii)                                  any Permitted Acquisition.

Section 5.4                                   Modification of Constituent Documents.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to:

(a)                                 permit the charter, by-laws or other Constituent Documents of Issuer or any of its Subsidiaries to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Purchaser;

(b)                                 change its state of formation or its organizational form.

Notwithstanding the provisions of this Section 5.4, with the consent of Purchaser (which consent may be conditioned on such Loan Party providing adequate information concerning such transaction as may be requested by Purchaser and such other instruments or documents reasonably requested by Purchaser to preserve and protect its rights under this Agreement and the other Loan Documents), Issuer and/or TCA may liquidate or dissolve any Inactive Subsidiary of TCA, if Issuer and TCA determine in good faith that such liquidation or dissolution is in the best interest of the Loan Parties, as a whole, and such liquidation or dissolution is not disadvantageous to Purchaser.

Section 5.5                                   Transactions with Affiliates.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, provided that the foregoing restrictions shall not apply to Restricted Payments (as defined in the Senior Credit Agreement) and advances and transactions otherwise permitted under the Senior Credit Agreement.

Section 5.6                                   Unconditional Purchase Obligations.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to, enter into or be a party to any contract for the purchase of materials, supplies or other Property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other Property or services.

Section 5.7                                   Reserved.

Section 5.8                                   Business Activities; Issuance of Equity.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to:

(a)                                 engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related and complementary thereto.

(b)                                 issue any Equity Interests, except as permitted under the Senior Credit Agreement.

Section 5.9                                   Investments.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to, make or permit to exist any Investment in any other Person, except the following:

(a)                                 Investments by (i) Parent to the capital of TCA and SoCal, and (ii) any Loan Party (other than Issuer) to any Subsidiary Loan Party;

(b)                                 Investments constituting Debt permitted by Section 5.1;

(c)                                  Contingent Obligations constituting Debt permitted by Section 5.1;

(d)                                 Investments in Cash and Cash Equivalents;

(e)                                  bank deposits in the Ordinary Course of Business;

(f)                                   Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(g)                                  loans or advances to employees, officers or directors of any Loan Party incurred in the Ordinary Course of Business (including for travel, entertainment and relocation expenses), in an aggregate amount not to exceed $110,000 at any time outstanding;

(h)                                 subject to the limitations in Section 10.2.4 of the Senior Credit Agreement, Investments constituting Permitted Acquisitions;

(i)                                     Investments listed on Schedule 10.2.10(i) of the Senior Credit Agreement, existing as of the “Closing Date” (as defined in the Senior Credit Agreement) and any increases or decreases in the value thereof or write-ups, write-downs or write-offs with respect to such Investments;

(j)                                    TCA, SoCal and any Subsidiary thereof may hold promissory notes acquired in connection with an “Asset Disposition” (as defined in the Senior Credit Agreement) to the extent permitted under Section 10.2.4 of the Senior Credit Agreement;

(k)                                 Investments by TCA, SoCal or the other Subsidiaries thereof in joint ventures or Subsidiaries which are non-Wholly-Owned Subsidiaries not exceeding $2,200,000 in the aggregate for all such Investments outstanding at any time, provided that (i) such joint ventures or Subsidiaries which are non-Wholly-Owned Subsidiaries shall not have any Funded Debt at any time on or after the date that an Investment is made therein (other than Debt owing to the equityholders of such joint ventures), (ii) the constitutive documents governing such joint venture or Subsidiaries which are non-Wholly-Owned Subsidiary does not restrict distributions to TCA, SoCal or any Subsidiary, (iii) each such joint venture or Subsidiaries which are non-Wholly-Owned Subsidiary is engaged in a business in which TCA, SoCal or any Subsidiary would be permitted to engage under Section 5.8, (iv) both immediately before and after making such Investment, (x) no “Default” or “Event of Default” then exists under the Senior Credit Agreement and (y) “Availability” and “Average Availability” for the 30-day period immediately preceding the date of such Investment, in each case as calculated on a “Pro Forma Basis”, would equal or exceed $13,500,000 (as such terms are defined in the Senior Credit Agreement), and (v) the Person making such Investment has pledged all of its Equity Interests of such joint venture to the Senior Agent pursuant to documentation reasonably satisfactory to the Senior Agent (and has delivered such securities (or evidence of book registrations thereof), together with executed transfer powers and irrevocable proxies relating thereto to the Senior Agent);

(l)                                     Investments created under Hedging Agreements entered into by Loan Parties or any Subsidiary in the Ordinary Course of Business and not for speculative purposes;

(m)                             Accounts, notes receivable and security deposits and prepayments arising and trade credit granted in the Ordinary Course of Business and prepayments and other credits to suppliers made in the Ordinary Course of Business;

(n)                                 Investments consisting of UCC Article 3 endorsements for collection or deposit;

(o)                                 Investments representing leases or conditional sales contracts owing by owner-operators of Subsidiary Loan Parties in respect of Lease Pool Rolling Stock subject to the Owner-Operator Program in an aggregate amount not to exceed $6,600,000 at any time outstanding; provided that any security therefor or promissory notes or “Chattel Paper” (as defined in the Senior Credit Agreement) evidencing such obligations (to the extent not required to have been pledged to the vendor of such Lease Pool Rolling Stock) shall, if so requested by Senior Agent, be pledged and delivered (with any necessary endorsements) to Senior Agent; and

(p)                                 other Investments not in excess of $110,000 in aggregate at anytime outstanding;

provided, that that (x) any Investment which when made, is an Investment in Cash Equivalents, may continue to be held notwithstanding that such Investment if made thereafter would not constitute Cash Equivalents; (y) no Investment otherwise permitted by clause (b), (c), (k) or (o) shall be permitted to be made if, immediately before or after giving effect thereto, any “Default” or “Event of Default” exists or would result therefrom under the Senior Credit Agreement.

Section 5.10                            Fiscal Year.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to, change its current determination of its Fiscal Year.

Section 5.11                            Cancellation of Debt.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to, cancel any claim or Debt owing to it, other than (i) in connection with trade discounts granted in the Ordinary Course of Business consistent with past practices and (ii) so long as no Default or Event of Default is then outstanding, the cancellation of Debt or claims in connection with the resolution of good faith disputes relating thereto in accordance with the Ordinary Course of Business and consistent with the past business practices of such Loan Party in an amount not to exceed $1,200,000 in any Fiscal Year.

Section 5.12                            Creation of Subsidiaries and Joint Ventures.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to:

(a) enter into any joint venture, except as permitted pursuant to Section 5.9, or

(b) create any Subsidiary, except that Issuer may create a Domestic Wholly-Owned Subsidiary so long as (x) no Default or Event of Default exists or would result therefrom and (y) the provisions of Section 4.8 have been satisfied with respect to such Subsidiary.

Section 5.13                            Holding Company; Inactive Subsidiaries.

(a)                                 Issuer is and shall remain a holding company and shall not engage in any business, other than the direct ownership of TCA and SoCal and the indirect ownership of the other Subsidiaries and other administrative activities reasonably related thereto.

(b)                                 Issuer will not, and will not permit any of the Subsidiary Loan parties to, (i) permit any Inactive Subsidiary to own any properties or assets in excess of $15,000, in each case, (ii) incur any Debt or other material liabilities (other than immaterial contingent obligations not to exceed $15,000 with respect to each such Inactive Subsidiary) or (c) have any Investments or conduct any operations or business.

Section 5.14                            Plans.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to, become party to any Multiemployer Plan or Foreign Plan.

Section 5.15                            Use of Proceeds.  Issuer will not, and will not permit any of the Subsidiary Loan Parties to, use the proceeds of the Note, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

ARTICLE VI

FINANCIAL COVENANTS

Upon the occurrence of a Trigger Condition, Issuer shall, with respect to each Fiscal Quarter ending during the Trigger Period:

Section 6.1                                   Leverage Ratio.  Maintain a Leverage Ratio not greater than 4.4:1.0  as of the end of each such Fiscal Quarter ending during the Trigger Period.

Section 6.2                                   Fixed Charge Coverage Ratio.  Maintain a Fixed Charge Coverage Ratio of at least .95 to 1.0 for each Computation Period ending during the Trigger Period.

Notwithstanding that compliance with the Leverage Ratio and Fixed Charge Coverage Ratio shall only be required during the Trigger Period, Issuer shall deliver, upon request of Purchaser, a Compliance Certificate pursuant to Section 4.2 in respect of each Fiscal Quarter or Fiscal Year, as applicable, setting forth the calculation of, and evidencing compliance or non-compliance with the Leverage Ratio and Fixed Charge Coverage Ratio for such Period.

ARTICLE VII

FEES, EXPENSES AND INDEMNIFICATION

Section 7.1                                   Investment Banking Fee.  On the Closing Date, Issuer may pay an investment banking fee to Goldner Hawn Johnson & Morrison Incorporated in the amount of $500,000.

Section 7.2                                   Other Fees and Expenses.  Issuer agrees to reimburse Purchaser for all reasonable out-of-pocket expenses paid or incurred by Purchaser (including filing and recording costs and fees and reasonable expenses of legal counsel to Purchaser) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification, and interpretation of and due diligence related to this Agreement and the other Loan Documents.  Issuer shall also reimburse Purchaser upon demand for all reasonable out-of-pocket expenses (including reasonable expenses of legal counsel) paid or incurred by Purchaser in connection with the collection and enforcement of this Agreement and any other Loan Document.  Issuer agrees to pay, and save Purchaser harmless from all liability for, any stamp or other recording or documentary taxes which may be payable with respect to the execution or delivery of this Agreement or the other Loan Documents, which obligation of Issuer shall survive the termination of this Agreement.

Section 7.3                                   Indemnification.  In addition to the indemnification provisions contained elsewhere herein or in the other Loan Documents, Issuer agrees, subject to the Subordination Agreement (Senior Lender), to indemnify, defend (with counsel reasonably approved by Purchaser) and hold harmless Purchaser and any of their respective officers, directors, partners, employees, agents, controlling persons, successors and assigns (collectively, the “Indemnified Parties”) from and against any and all third-party losses, claims, damages, liabilities, demands, liens, penalties and related expenses, including reasonable attorneys’ fees and expenses (but excluding taxes), incurred by or asserted against any of the Indemnified Parties arising out of, in any way in connection with, or as a result of:  (a) any fact, matter, thing or event relating to Issuer or any of its Subsidiaries or any of its Subsidiaries’ operations; (b) this Agreement, and subject to any contrary provision of this Agreement, the other Transactions Documents, (c) the occurrence of any Event of Default or Default; (d) the spilling, leaking, pumping, pouring, unsettling, discharging, leaching, releasing or clean up of any Hazardous Substance by any Person or entity on any real property, whether such act or failure to act results, directly or indirectly, to real property or any other property becoming contaminated with Hazardous Substances; (e) any violations by any party other than Purchaser, Purchaser’s agents and assigns, of any other Environmental Law, regulation or ordinance with regard to any property owned, leased, used or occupied by Issuer or any Subsidiary other than violations resulting from activities, acts or omissions of Purchaser as a result of its possession thereof; or (f) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of the Indemnified Parties is a party thereto; provided, however, any such indemnity shall not apply (i) to any such losses, claims, damages, liabilities, demands, liens, penalties or related expenses arising from the fraud, gross negligence or willful misconduct of Purchaser or (ii) which resulted from any occurrence or circumstance which occurred or existed at any time that the Original Purchaser Controlled the Issuer and the Loan Parties.  In addition, Issuer agrees to make such provisions as are reasonably requested by any of the Indemnified Parties for contribution to any such party in the event that Issuer’s indemnification obligations hereunder are unavailable for any reason other than as set forth in the proviso to the immediately preceding sentence.  Any indemnification payment made by Issuer pursuant to this Section 7.3 shall be net of any actual tax benefit realized or to be realized by any Indemnified Party.

Section 7.4                                   Survival; Timing of Payments.  Notwithstanding any other provision hereof, the provisions of this Article 7 and any other indemnification provisions contained in this Agreement shall survive and remain operative and in full force and effect regardless of the satisfaction and discharge of the other Obligations, the invalidity or unenforceability of any term or provision of this Agreement, the Note or the Guaranty, or any investigation made by or on behalf of Purchaser.  Except as provided to the contrary, all amounts due under this Article 7 shall be payable three (3) business days after written demand therefor.

Section 7.5                                   Effect of Subordination Agreement (Senior Lender).  All amounts owing to any Indemnified Party, the Original Purchaser or any Affiliate thereof pursuant to this Section 7 shall in all cases be deemed to constitute Subordinated Debt and be subordinate to the prior “Payment-in-Full” of the Senior Debt pursuant to (and as such term is defined in) the Subordination Agreement (Senior Lender). All of the Loan Parties’ obligations and all rights, remedies and obligations of the Purchaser are subject to the Subordination Agreement (Senior Lender).

ARTICLE VIII

DEFAULT PROVISIONS

Section 8.1                                   Events of Default.  Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)                                 Issuer fails to pay when and as required to be paid herein (whether at stated maturity, upon acceleration, on demand or otherwise), any amount of principal of the Note, (ii) pay within five days after the same becomes due, any interest on the Note, or any fee due hereunder (unless, in each case, due and payable on the Maturity Date, in which case, Issuer fails to pay such amounts when due on the Maturity Date), or any other amount payable hereunder or under any other Loan Document (unless due and payable on the Maturity Date, in which case, Issuer fails to pay such amounts when due on the Maturity Date);

(b)                                 Any representation, warranty or other written statement of a Loan Party made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given; provided that for so long as the Original Purchaser Controls the Issuer and the Loan Parties, this clause (b) shall be deemed not to be operative and no Defaults or Event of Defaults may be declared or asserted hereunder;

(c)                                  Issuer breaches or fail to perform any covenant contained in Section 4.1 (Inspections; Appraisals), Section 4.2 (Financial and Other Information), Article 5 (Negative Covenants) or Article 6 (Financial Covenants); provided that for so long as the Original Purchaser Controls the Issuer and the Loan Parties, this clause (c) (other than with respect to Article 6 (Financial Covenants)) shall be deemed not to be operative and no Defaults or Event of Defaults may be declared or asserted hereunder;

(d)                                 A Loan Party breaches or fails to perform any other covenant contained in any Loan Document (and such breach does not constitute an Event of Default under any other provision of this Section 8.1), and such breach or failure is not cured within 30 days after a Senior Officer of such Loan Party has knowledge thereof or receives notice thereof from Purchaser, whichever is sooner; provided that for so long as the Original Purchaser Controls the Issuer and the Loan Parties, this clause (d) (other than with respect to Article 6 (Financial Covenants)) shall be deemed not to be operative and no Defaults or Event of Defaults may be declared or asserted hereunder;

(e)                                  A Guarantor repudiates, revokes or attempts to revoke its Guaranty; a Loan Party or third party denies or contests the validity or enforceability of any Loan Document or Obligation; provided that for so long as the Original Purchaser Controls the Issuer and the Loan Parties, this clause (e) (other than with respect to Guarantors which are not Controlled by the Original Purchaser) shall be deemed not to be operative and no Defaults or Event of Defaults may be declared or asserted hereunder

(f)                                   Any default shall occur under the terms applicable to any Debt (other than any Senior Debt) of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement, in each case, other than under or pursuant to the Senior Credit Documents) exceeding $2,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity; provided that the absolute and complete waiver or cure of any such default (and all corresponding remedies relating thereto, including any acceleration or right to accelerate) under such other agreements shall constitute a waiver or cure of the related Event of Default arising under this Section 8.1(f); it being acknowledged and agreed that a mere forbearance from enforcement of remedies (or similar agreement or arrangement) shall not be deemed a waiver or cure of such a default for purposes of this Agreement;

(g)                                  Final judgments which (i) in the case of monetary judgments, exceed $500,000 or more for any single judgment or $1,000,000 or more for all such judgments, in excess of applicable insurance therefor (and such deductibles and self-insurance retentions relating thereto as shall have been approved by Purchaser), including as a result of the insurance carrier therefor denying coverage or asserting a denial of coverage therefor and (ii) in the case of non-monetary judgments, would have or could reasonably be expected to have a Material Adverse Effect, shall be rendered against any Loan Party and, in each case, shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments;

(h)                                 Any Loan Party generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any Property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 30 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 30 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing;

(i)                                     (a) An ERISA  Event occurs which has or could reasonably be expected to result in liability to any Loan Party or any ERISA Affiliate in excess of $500,000; (b) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Pension Liability exceeds twenty percent of the present value of all vested and unvested accrued benefits under all Plans, determined as of the then most recent valuation date for each Plan, using PBGC actuarial assumptions for single employer plan terminations, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any ERISA Affiliate have incurred on the date of such withdrawal) exceeds $500,000;

(j)                                    A Loan Party or any of its Senior Officers (other than an employee of the Original Purchaser) is convicted for (i) a felony committed in the conduct of such Loan Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property; or

(k)                                 any event of default shall occur under the terms of the Senior Credit Documents and as a result thereof the Senior Lenders declare the Debt thereunder to be due and payable (or require the Loan Parties to purchase or redeem such Debt) prior to its expressed maturity or such Debt is automatically accelerated (provided that, in the event such event of default under the Senior Credit Documents is waived by the requisite Senior Lenders, any Event of Default hereunder arising solely as a result thereof shall automatically be deemed waived).

Section 8.2                                   Remedies Upon Default.  Subject to the Subordination Agreement (Senior Lender), if an Event of Default described in Section 8.1(h) occurs with respect to Issuer, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, without any action by Purchaser or notice of any kind.  In addition, or if any other Event of Default exists, Purchaser may in its discretion do any one or more of the following from time to time:

(a)                                 declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Issuer to the fullest extent permitted by law, provided that Purchaser shall promptly advise Issuer of any such declaration, but failure to do so shall not impair the effect of such declaration;

(b)                                 exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise.

Subject to the Subordination Agreement (Senior Lender), at any time during an Event of Default, Purchaser is authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Purchaser to or for the credit or the account of Issuer against any Obligations, irrespective of whether or not Purchaser shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured.  The rights of Purchaser under this Section 8.2 are in addition to other rights and remedies (including other rights of setoff) that Purchaser may have, but in all cases, all such rights and remedies are subject to the Subordination Agreement (Senior Lender).

All agreements, warranties, guaranties, indemnities and other undertakings of Issuer under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Purchaser are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until the Note and all of the other Obligations have been paid in full;

No waiver or course of dealing shall be established by (a) the failure or delay of Purchaser to require strict performance by any Loan Party with any terms of the Loan Documents or (b) acceptance by Purchaser of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein.  It is expressly acknowledged by Issuer that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

Purchaser hereby represents, warrants and covenants to Issuer (which representations, warranties and covenants shall survive the execution and delivery of this Agreement and the Closing Date) as set forth below:

Section 9.1                                   Purchase Without View to Distribute.  Purchaser’s Note is being acquired by Purchaser for its own account, not as a nominee or agent, and not with a view to resale or distribution within the meaning of the Securities Act, and the rules and regulations thereunder.

Section 9.2                                   Restrictions on Transfer.  Purchaser (a) acknowledges that the issuance and sale of its Note, will not be registered under the Securities Act and that such Note, must be held indefinitely by it unless the transfer thereof is subsequently registered under the Securities Act or an exemption from registration is available, (b) is aware that Rule 144 promulgated under the Securities Act is not currently and that an exemption from registration, under such Rule 144 or otherwise, may never be available for use by Purchaser for resale of such Note, and (c) is aware that sales of such Note, under Rule 144 may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required.  Purchaser covenants that in no event will it dispose of its Note or any participation or other interest therein (other than in conjunction with an effective registration statement under the Securities Act or in compliance with Rule 144) unless and until (i) Purchaser shall have notified Issuer of the proposed disposition and shall have furnished Issuer with a statement of the circumstances surrounding the proposed disposition or other evidence, and (ii) if requested by Issuer, shall have furnished Issuer with an opinion of counsel and other evidence reasonably satisfactory to Issuer to the effect that (x) such disposition will not require registration under the Securities Act and (y)

appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken.

Section 9.3                                   Additional Representations.  Purchaser represents to Issuer that:

(a)         it is an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act),

(b)         its financial situation is such that it can afford to bear the economic risk of holding its Note, or an indefinite period of time and suffer complete loss of its investment in its Note,

(c)          its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of an investment in its Note.

Section 9.4                                   Enforceability.  This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.  The execution, delivery and performance of this Agreement and the Loan Documents by Purchaser does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Purchaser is a party or any judgment, order or decree to which Purchaser is subject in a manner that would materially adversely affect Purchaser’s performance of this Agreement and the Loan Documents.

ARTICLE X

MISCELLANEOUS

Section 10.1                            Non-Waiver.  No failure on the part of Purchaser to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 10.2                            Notices.  Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified below, or at such other address as such party shall have specified to the other party hereto in writing:

To Purchaser:	Marathon Fund Limited Partnership V
Suite 3700, Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Joseph M. Heinen

With a copy to:	Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55345
Attention: Joseph Genereux

To Issuer:	Patriot Holding Corp.
Suite 3700, Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Joseph M. Heinen

With a copy to:	Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121-1616
Attention: Mark Emmen, Chief Financial Officer

All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if manually delivered, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed by certified United States Mail, return receipt requested, postage prepaid.  Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the effectiveness or the date of delivery for any notice sent in accordance with the foregoing provisions.

Section 10.3                            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Issuer, Purchaser, all future holders of the Note, and their respective successors and assigns, except that (i) Issuer may not assign or transfer any of its rights or obligations under this Agreement and (ii) any and all assignments of this Agreement shall be subject to the Subordination Agreement (Senior Lender).

Section 10.4                            Entire Agreement; Integration Clause.  This Agreement and the other Loan Documents embody the entire agreement and understanding between Issuer and Purchaser with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 10.5                            Modifications.  Subject to the Subordination Agreement (Senior Lender), any term of this Agreement may be amended with the written consent of Issuer and Purchaser.

Section 10.6                            Relationship of the Parties; Advice of Counsel.  Each of Purchaser and Issuer hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) Purchaser has no fiduciary relationship with Issuer, and (c) no joint venture exists between Issuer and Purchaser.

Section 10.7                            Controlling Law; Venue, etc.; Severability.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.  Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

AT THE OPTION OF PURCHASER, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN THE STATE OF MINNESOTA; AND ISSUER CONSENTS TO THE JURISDICTION OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  In the event Issuer commences any action in another jurisdiction or venue under any tort or contract theory arising directly or indirectly from the relationship created by this agreement, Purchaser, at its option, shall be entitled to have the case transferred to one of the jurisdictions and venues described above, or if such transfer cannot be accomplished under Applicable Law, to have such case dismissed without prejudice.

Section 10.8                            Waiver of Trial by Jury. EACH OF ISSUER AND PURCHASER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.9                            No Setoff by Issuer.  The payment and performance by Issuer of all of the monetary Obligations shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim Issuer might otherwise have against Purchaser, and Issuer agrees to pay and perform all of the monetary Obligations, free of any deductions and without abatement, diminution, recoupment, counterclaim or set-off of any kind.

Section 10.10                     Headings.  The headings of the paragraphs and sub-paragraphs of this Agreement and the other Loan Documents are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or the other Loan Document.

Section 10.11                     Survival of Agreement.  All representations, warranties, covenants and agreements made by Issuer, and Purchaser herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the parties for the benefit of which such representations, warranties, covenants, and agreements shall have been made and shall survive the making of the purchase of the Note by Purchaser and the execution and delivery to Purchaser by Issuer of this Agreement, regardless of any investigation made by or on behalf of any such parties, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid.

Section 10.12                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

Issuer:

PATRIOT HOLDING CORP.

By:	/s/ Joseph M. Heinen
Name:	Joseph M. Heinen
Title:	Vice President, Secretary and Treasurer

[Signature Page to Subordinated Note Purchase Agreement]

S-1

Purchaser:

MARATHON FUND LIMITED
PARTNERSHIP V
By:	Miltiades L.P., its General Partner
By:	Marathon Ultimate G.P. LLC, its General Partner

By:	/s/ Van Zandt Hawn
Name:	Van Zandt Hawn
Title:	Manager

[Signature Page to Subordinated Note Purchase Agreement]

S-2

Exhibit 2.1

Subordinated Note

(See attached.)

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF AS OF JANUARY 12, 2011 (AS AMENDED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”), BY AND AMONG MARATHON FUND LIMITED PARTNERSHIP V, THE “SUBORDINATED CREDITOR” THEREUNDER, AND BANK OF AMERICA, N.A., AS AGENT FOR THE SENIOR CREDITORS (AS DEFINED THEREIN) (IN SUCH CAPACITY, THE “SENIOR CREDITOR AGENT”), AND ACKNOWLEDGED AND AGREED TO BY PATRIOT HOLDING CORP., A MINNESOTA CORPORATION, TRANSPORT CORPORATION OF AMERICA, INC., A MINNESOTA CORPORATION, SOUTHERN CAL TRANSPORT, INC., AN ALABAMA CORPORATION, AND EACH OTHER LOAN PARTY (AS DEFINED THEREIN); AND EACH HOLDER OF THIS INSTRUMENT, BY ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT.

UNSECURED SUBORDINATED NOTE

$15,000,000	Minneapolis, Minnesota
January 12, 2011

For Value Received, the undersigned PATRIOT HOLDING CORP., a Minnesota corporation (the “Maker”), promises to pay to the order of MARATHON FUND LIMITED PARTNERSHIP V., a Delaware limited partnership (the “Purchaser”), the principal sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000), together with interest as set out herein, at the main office of Purchaser in Minneapolis, Minnesota or such other place in the United States of America as (i) Purchaser may designate in writing or (ii) as may otherwise be required by the Note Purchase Agreement (as defined below).

Section 1.                                          Note Purchase Agreement; Subordination Agreement.

(a)                                 This Note is executed and delivered by the Maker pursuant to the terms and conditions of that certain Subordinated Note Purchase Agreement dated of even date herewith (the “Agreement”), by and between the Maker and the Purchaser.  This Note is the “Note” under and as defined in the Agreement and subject to, and qualified by, the terms and conditions of the Agreement.  Purchaser is entitled to the benefits of the Agreement and all of the exhibits thereto, and reference is made thereto for a description of all rights and remedies thereunder.  Neither reference to the Agreement, nor any provision thereof or security for the other obligations evidenced hereby, shall affect or impair the absolute and unconditional obligation of the Maker to pay the principal amount hereof, together with all interest accrued thereon and expenses owed hereunder, when due.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

(b)                                 PAYMENT OF ALL AMOUNTS PAYABLE UNDER THIS NOTE IS SUBORDINATED TO THE “PAYMENT-IN-FULL” OF ALL “SENIOR CREDITOR OBLIGATIONS” PURSUANT TO AND AS SUCH TERMS ARE DEFINED IN THE

SUBORDINATION AGREEMENT REFERRED TO IN THE LEGEND TO THE NOTE.  ALL OF THE MAKER’S OBLIGATIONS AND ALL RIGHTS, REMEDIES AND OBLIGATIONS OF THE PURCHASER ARE SUBJECT TO THE SUBORDINATION AGREEMENT.

Section 2.                                          Interest Rate.

(a)                                 Except as set forth in Section 2(b) of the Subordinated Note, the Accreted Principal Amount (as hereinafter defined) upon this Note shall bear interest at the rate of 20.0% per annum, of which amount (a) 11% per annum shall be payable in cash on each Interest Payment Date (the “Cash Amount”) and (b) 9% per annum shall be payable by adding such interest to the Accreted Principal Amount in any case on each Interest Payment Date (as defined below) (the  “PIK Amount” and together with the Cash Amount, the “Aggregate Interest”).  The Cash Amount shall be payable and the PIK Amount shall be added to the Accreted Principal Amount quarterly, in arrears, commencing on April 15, 2011 and continuing on each July 15th,  October 15th, January 15th and April 15th thereafter.  If any such date shall not be a Business Day, then such payments and additions shall be made on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable or accruable being an “Interest Payment Date”).  Interest on this Note shall accrue from the date of issuance until repayment of the Accreted Principal Amount and payment of all accrued interest in full.  All interest due hereunder shall be computed on the per annum basis of a month of 30 days and a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.  Notwithstanding anything to the contrary, upon the Maturity Date of this Note and at all times thereafter, all interest on the Accreted Principal Amount of this Note shall be paid in cash upon demand.  At any time, the outstanding principal amount of this Note, including all PIK Amounts and Default PIK Amounts (as defined below) added thereto through such time, is referred to in this Note as the “Accreted Principal Amount”.

(b)                                 If the aggregate amount of PIK Amount and all other original issue discount, if any (together, the “Unpaid Accrual”), under the Note on the fifth anniversary of the date of issuance of the Note would, but for this provision, exceed an amount equal to the product of (i) the issue price (as defined in Sections 1273(b) and 1274(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Note, and (ii) the yield to maturity (as interpreted in accordance with Section 163(i) of the Code) of the Note (such product, the “Maximum Accrual”) as determined by Issuer, then (x) Issuer shall pay in cash an amount equal to the excess of the Unpaid Accrual over the Maximum Accrual on such date, (y) all of the Aggregate Interest subsequently accruing under the Note shall be payable currently on each Interest Payment Date, and no portion of such Aggregate Interest subsequently accruing under the Note shall constitute or be treated as PIK Amount, and (z) if, on any Interest Payment Date following the fifth anniversary of the date of this Subordinated Note, the aggregate amount of unpaid PIK Amount and all other original issue discount, if any, as of such Interest Payment Date would, but for this provision, exceed (an “Excess Accrual”) the Maximum Accrual as determined by Issuer, then Issuer shall pay in cash an amount equal to the excess of such Excess Accrual over

2

the Maximum Accrual on such Interest Payment Date (for purposes of determining the amount of unpaid PIK Amount on any such Interest Payment Date, any payment required under clauses (x) or (z) shall be treated as a payment of the then outstanding PIK Amount).

(c)                                  Default Rate of Interest.  Upon the occurrence and during the continuation of an Event of Default, then, at the option of Purchaser, interest shall accrue on the Accreted Principal Amount at an interest rate equal to the above-stated interest rate plus two percent (2%) per annum (the “Default Rate”).  Interest at the Default Rate shall be payable solely by adding such interest to the Accreted Principal Amount upon demand by Purchaser.  Any interest upon this Note that is required by this Note to be paid in cash but is not paid in cash because the Maker is prohibited from paying such interest in cash pursuant to the Subordination Agreement (Senior Lender) shall be payable by adding such interest to the Accreted Principal Amount on each Interest Payment Date (the “Default PIK Amount”).

Section 3.                                          Payment of Principal; Maturity Date.  The Accreted Principal Amount, together with accrued and unpaid interest and all other unpaid Obligations, shall be due and payable in full on January 12, 2016 (the “Maturity Date”).

Section 4.                                          Prepayments.  Until the Senior Creditor Obligations have been Paid-in-Full (as such terms are defined in the Subordination Agreement, this Note may not be prepaid.  Thereafter, this Note may be prepaid in accordance with the terms of the Agreement.

Section 5.                                          Collateral.  This Note is unsecured.

Section 6.                                          Default and Remedies.  The occurrence and continuance of an Event of Default under the Agreement which has not been waived shall constitute a default hereunder and shall entitle Purchaser to exercise the rights and remedies specified in the Agreement and the Guaranty.

Section 7.                                          Miscellaneous.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to this Note, together with all fees, charges and other amounts that are treated as interest on this Note under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by Purchaser in accordance with applicable law, the rate of interest payable in respect of this Note, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of this Note but were not payable as a result of the operation of this Section 7 shall be cumulated and the interest and Charges payable to Purchaser in respect of this Note or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the weighted average of the rates on overnight Federal funds transactions to the date of repayment, shall have been received by Purchaser.

[The remainder of this page is intentionally left blank.]

3

IN WITNESS WHEREOF, the undersigned has duly caused this Note to be executed as of the date first above written.

PATRIOT HOLDING CORP.

By:	/s/ Joseph J. Heinen
Name:	Joseph M. Heinen
Title:	Vice President, Secretary and Treasurer

[Signature Page to Subordinated Note]

Exhibit 4.2(c)

Compliance Certificate

(See attached.)

FORM OF COMPLIANCE CERTIFICATE

[Date]

This Compliance Certificate is delivered to you pursuant to Section 4.2 of the SUBORDINATED NOTE PURCHASE AGREEMENT (the “Agreement”) dated as of January 12, 2011, by and between PATRIOT HOLDING CORP., a Minnesota corporation (“Issuer “) and Marathon Fund Limited Partnership V, a Delaware limited partnership, (“Purchaser”).  Terms defined in the Loan Agreement and not otherwise defined herein are used herein as therein defined.  I hereby certify as follows:

1.                                      I am the duly elected, qualified and acting Treasurer of Issuer.

2.                                      I have reviewed and am familiar with the contents of this Compliance Certificate.  I am providing this Compliance Certificate solely in my capacity as an officer of Issuer.  The matters set forth herein are true to the best of my knowledge after due inquiry.

3.                                      Each Loan Party is in compliance with the requirements of Section 4.6 and Article 5 of the Agreement.

4.                                      As of the date of this Compliance Certificate, no condition or event exists which constitutes a Default or an Event of Default[, except for                     ].]

5.                                      The Loan Parties are [not] in compliance with Article 6 of the Loan Agreement and Schedule 1 hereto sets forth the Leverage Ratio and Fixed Charge Coverage Ratio in each case, for the Computation Periods ending [              .](1)

(1)         To be included with quarterly, but not monthly, Compliance Certificates.

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first set forth above.

PATRIOT HOLDING CORP.

By:
Name:
Title:	Treasurer

SCHEDULE 1

Financial Ratios for Computation Period ended [                ]

Leverage Ratio

1.	Funded Debt	$[ ]
2.	EBITDA (from Schedule 1(a))	$[ ]
3.	Leverage Ratio (Line 1 ÷ Line 2)	[ ] to 1.0
4.	In Compliance	Yes/No

Fixed Charge Coverage Ratio

1.	EBITDA (from Schedule 1(a))	$[ ]
2.	Gross Cash Proceeds from sales of Rolling Stock received by Borrowers	$[ ]
3.	Sum of income taxes paid in cash by Borrowers and all unfinanced Capital Expenditures of Borrowers incurred during this period	$[ ]
4.	Item (a) (Line 1 + Line 2 — Line 3)	$[ ]
5.	Cash principal payments on Funded Debt	$[ ]
6.	Reductions in the amount set forth in clause (i) of the definition of Rolling Stock Formula Amount pursuant to the definition thereof	$[ ]
7.	Cash Interest Expense	$[ ]
8.	Management Fees paid by the Loan Parties	$[ ]
9.	Distributions by Loan Parties	$[ ]
10.	Item (b) (Sum of Lines 5 through 9)	$[ ]
11.	Fixed Charge Coverage Ratio (Line 4 ÷ Line 10)	[ ] to 1.0
12.	In Compliance	Yes/No

3

SCHEDULE 1(a)

EBITDA

1.	Consolidated Net Income	$[ ]
2.	Interest Expense (to the extent deducted in determining such Consolidated Net Income)	$[ ]
3.	Income tax expense (to the extent deducted in determining such Consolidated Net Income)	$[ ]
4.	Depreciation and amortization expense (to the extent deducted in determining such Consolidated Net Income)	$[ ]
5.

Permitted Transaction fees and expenses incurred in the first Fiscal Quarter of 2011 in connection with the consummation of the Related Transactions, the issuance of the Sponsor Debt and the documentation, negotiation and execution of the Loan Documents and approved by the Agent (to the extent deducted in determining such Consolidated Net Income and permitted pursuant to (and letter references in this item relating to) the specific categories set forth in Schedule 1.1(f) to the Loan Agreement)

a. b. c. d.
6.	EBITDA (Line 1 — (Sum of Lines 2 through 5))	$[ ]